Exhibit 3.2

AVALONBAY COMMUNITIES, INC.

Secretary’s Certificate

Amendment to Bylaws

On February 10, 2010, at a duly called and held meeting of the Board of Directors of AvalonBay Communities, Inc. (the “Company”), the Board adopted the following amendment to the Company’s Bylaws:

Sections 2.08 and 2.10 of the Amended and Restated Bylaws of the Company, as adopted by its Board of Directors on May 21, 2009, are hereby amended to read as follows (new language is bold and underlined and deleted language is struckthrough):

2.08   QUORUM.  A majority of the Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided, however, that a quorum for the transaction of business with respect to any matter in which any Director (or affiliate of such Director) who  is not an Independent Director (as defined ~~in the Charter~~ by the rules of the New York Stock Exchange, as such rules shall be amended from time to time) has any interest shall consist of a majority of the Directors that includes a majority of the Independent Directors then in office.  If less than a majority of such Directors is present at such meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.

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2.10   CONDUCT OF MEETINGS.  At each meeting of the Board of Directors, the Chairman or, in the absence of the Chairman, ~~the Chief Executive Officer (if a member of the Board of Directors) or, in the absence of the Chairman and the Chief Executive Officer,~~ a Director who has previously been designated as Lead Independent Director or, in the absence of the Chairman, ~~the Chief Executive Officer~~ and such Director, a Director chosen by a majority of the Directors present, shall act as chairman of the meeting.  The Secretary of the Corporation or, in his or her absence, an Assistant Secretary of the Corporation shall act as Secretary of the meeting or, in the absence of the Secretary and all Assistant Secretaries, the presiding officer of the meeting shall designate any individual to act as secretary of the meeting.  Directors may participate in a meeting by conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time.  Participation in a meeting by these means constitute presence in person at such meeting for all purposes of these Bylaws.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of February 10, 2010.

AVALONBAY COMMUNITIES, INC.

/s/ Edward M. Schulman

Name:	Edward M. Schulman

Title:	Secretary